Exhibit 5.1

Sheppard Mullin Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130-2006

858.720.8900 main

858.509.3691 main fax

www.sheppardmullin.com

December 28, 2011

Sugarmade Inc. 2280 Lincoln Avenue, Suite 200 San Jose California 95125

Re:

Registration Statement on Form S-1 (File No. 333-176043)

Ladies and Gentlemen:

We have acted as special counsel to Sugarmade, Inc., a Delaware corporation (the "Company"), in connection with the issuance of this opinion which relates to a Registration Statement on Form S-1 (File No. 333-176043) (the "Registration Statement").  The Registration Statement covers the resale by certain selling stockholders of up to an aggregate of 3,063,100 shares of the Company's common stock (the "Shares"), together an additional 3,005,600 shares of common stock (the "Warrant Shares") issuable upon the exercise of outstanding warrants (the "Warrants").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission.

In connection with this opinion, we have reviewed the Company's charter documents, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that:

1)

The Shares have been legally issued, and are fully paid and non-assessable.

2)

The Warrant Shares upon issuance, payment therefor and delivery in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware General Corporation Law, the Delaware Constitution and reported decisions of the Delaware courts interpreting such laws, and we are expressing no opinion as to the effect of any other laws.

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Sugar Made Inc.

December 28, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrant Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Respectfully submitted, /s/Sheppard Mullin Richter & Hampton LLP
SHEPPARD MULLIN RICHER & HAMPTON LLP

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